Chevron Corporation                                        [Chevron Logo]
Public Affairs
P.O. Box 7753
San Francisco, CA 94120-7753
Phone 415 894 4246

NEWS

                                          Jointly released by Chevron & NGC
                                          FOR IMMEDIATE RELEASE
                                          ---------------------

                      NGC CORP. AND CHEVRON CORP. SIGN
                EXCLUSIVITY AGREEMENT TO NEGOTIATE MERGER OF
         NATURAL GAS GATHERING, PROCESSING AND MARKETING OPERATIONS

HOUSTON, Jan. 22-- NGC Corp. and Chevron Corp. have entered into exclusive negotiations to merge Chevron's gas gathering, processing and marketing operations with NGC. The proposed merger is expected to be finalized in the second quarter of 1996.

The merger will result in a new company that includes all of NGC and most of two Chevron operations: the Houston-based Natural Gas Business Unit (NGBU) and Tulsa-based Warren Petroleum Company, with the exception of Warren's Venice, La., processing complex. It is anticipated that the merged company will retain the NGC name.

As part of the proposed agreement, NGC will market virtually all of Chevron's North American production of natural gas, natural gas liquids (NGL) and electricity, and make arrangements to supply energy and feedstocks to Chevron's refineries, chemical plants and other corporate facilities in North America, in the form of natural gas, natural gas liquids and/or electricity.

Chevron's Warren Petroleum and Natural Gas Business Unit would be merged with NGC's midstream and energy marketing operations. NGC Chairman and Chief Executive Officer C. L. (Chuck) Watson will continue to serve as chairman of the merged company. The Natural Gas division of NGC will retain the Natural Gas Clearinghouse name, while NGC's NGL assets, currently operated under Trident NGL, Inc., will be merged with Warren and will operate under the name Warren Petroleum.

For its contribution, Chevron will receive a total of approximately 45.8 million new shares in a combination of common and participating preferred stock. Chevron will also receive $300 million in cash and notes. After the merger, Chevron and NGC's two current major shareholders, British Gas and NOVA, would each own between 23.6 and 25 percent of the common stock.

Chevron and NGC are expected to develop two separate joint ventures. The first will cover the Venice, La., complex. The second will cover the Canadian natural gas and natural gas liquids operations. NGC will be responsible for the marketing of energy products and other commercial aspects related to the Venice joint venture. NGC's Canadian affiliate, Novagas Clearinghouse, Ltd., will be responsible for marketing of energy products and other commercial aspects related to the Canadian joint venture.

Watson said, "This new venture clearly makes NGC the largest natural gas marketer in North America, with sales of more than 10 billion cubic feet per day, as well as the largest processor and marketer of natural gas liquids in North America with NGL production of 140,000 barrels per day (bbls/d) and sales of 470,000 bbls/d. The merger also puts us in a position to become the largest electric power marketer in North America.

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"In short, NGC's 'Energy Store' would become a superstore.  Our ability to offer a one-stop energy commodity and service resource that provides natural gas, gas liquids, electricity and crude oil to our customers will be expanded dramatically. The merger will benefit our shareholders and customers by lowering our costs and creating greater opportunities for NGC to add value through size, scope and consolidation."

Ken Derr, Chevron chairman and chief executive officer, said, "This is a unique opportunity to make a strategic change in our midstream operations, which traditionally have been service and support functions. By merging these operations with NGC's, we are repositioning our natural gas marketing and liquids activities into an important growth-oriented business.


"In addition, we will expand our international opportunities and give Chevron an enhanced stake in the developing U.S. electric power market," said Derr. "The proposed merger is a complementary fit of assets, cultures and skills and will create an entrepreneurial, low-cost competitor that is positioned for growth. Chevron will be well represented at both the board level and in the management and staffing of the new venture, which intends to select the most qualified people from both organizations."

Both chairmen said, "While the merger will create a strong, dynamic company that is better positioned for future growth, we also realize it creates some personal concerns and uncertainties for our affected employees, and we will attempt to address those concerns as quickly as possible."

Both companies expect to negotiate and execute definitive agreements by March 31, 1996. Completion of the proposed merger, which is expected to be by June 1, 1996, is contingent upon approval of the respective boards of directors, the satisfactory completion of due diligence investigations and the negotiation and completion of a final agreement, and is also subject to completion of a shareholders' agreement among NGC, Chevron, British Gas, and NOVA. Completion of the merger is also subject to the necessary governmental, regulatory, shareholder and third party consents and other conditions. No assurances can be made that any of these conditions will be met. NGC and Chevron do not intend to provide updates regarding the proposed transaction until definitive agreements are executed or the exclusivity period expires on March 31, 1996.

NGC Corp. is a leading gatherer, processor, transporter and marketer of energy products and services in North America and the United Kingdom. Through its "Energy Store," NGC offers a one-stop energy commodity and services resource that provides natural gas, natural gas liquids, electricity and crude oil. NGC, through its affiliates markets approximately 7 billion cubic feet per day of natural gas sales volumes throughout North America.

Chevron is the fifth largest oil company (by revenues) in the world and is the largest marketer of refined petroleum products in the United States; the third largest producer of natural gas; and, through Warren, a leading processor and marketer of natural gas liquids in North America.


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1/22/96

CONTACTS:    Bonnie Chaikind (Chevron)  --  (415) 894-1200
             Katherine Putnam (NGC)     --  (713) 507-3936